CLINICAL STUDY AGREEMENT

This Clinical Study Agreement (the “Agreement”) is entered into by and between BriaCell Therapeutics Corporation (the “Sponsor”), a publicly traded corporation with a principal place of business located at 820 Heinz Avenue, Berkeley, California 94710, and Cancer Insight, LLC (the “CRO”), a Texas limited liability company with a principal place of business located at 110 East Houston Street, San Antonio, Texas 78205 (each a “Party” and collectively, the “Parties”). The purpose of this Agreement is for Sponsor to provide Study Drug and funding to CRO to conduct a clinical Study, which is herein described and identified as “phase I/IIa trial of BriaVax in metastatic breast cancer patients” (the “Study”), and for CRO to provide Sponsor with access to the Study data and the final Study report generated through the Study. The Agreement shall be made effective as of the last day of signature (“Effective Date”). The Parties agree as follows:

ARTICLE 1 – SCOPE OF WORK

1.1 CRO and the Overall Principal Investigator named by CRO and all Site Principal Investigator(s) (the Overall Principal Investigator named by the CRO and all Site Principal Investigator(s) are herein collectively referred to as “Principal Investigator(s)”) shall perform their respective obligations under the Study in accordance with this Agreement. All procedures for directing and monitoring the Study are delineated in Exhibit A - Protocol.

1.2 Sponsor shall be responsible for providing the Study Drug, which is herein identified as “BriaVax” and described as “a viable but irradiated whole-cell vaccine genetically engineered to release GM-CSF” (the “Study Drug”), for each Study Subject (as that term is defined in 21 C.F.R. Section 312.3(b), means a human being who participates in the Study), assuring its purity and sterility, and providing and shipping it to the Study Center(s) (defined as any hospital(s) or similar institution(s) participating in the Study) for this Study. Sponsor shall retain all ownership rights in and to samples of the Study Drug provided to Study Centers and/or Principal Investigator(s).

1.3 Principal Investigator(s) will accurately complete and deliver to Sponsor through CRO a signed Statement of Investigator Form FDA 1572, the Principal Investigator(s)’s current curriculum vitae, a copy of the Principal Investigator(s)’s current medical license, and that Principal Investigator(s) agrees to notify Sponsor, through CRO, immediately if there is any change to such signed Statement of Investigator Form FDA 1572.

1.4 Through CRO, the Principal Investigator(s) and any Sub-Investigators (each an “Investigator” and collectively the “Investigators”) connected with the Study shall complete and return to Sponsor the required financial disclosure certification prior to the initiation of the Study in order to ensure compliance with 21 C.F.R. § 54. Through CRO, the Investigators shall promptly notify Sponsor of any change in the accuracy of the financial disclosure certification during the term of this Agreement and promptly notify Sponsor of any change in the accuracy of the financial disclosure certification after the termination or expiration of this Agreement and for one (1) year following completion of the Study. In addition, CRO shall comply with all applicable regulatory requirements regarding reporting and management of the conflicts of interest.

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1.5 Investigators supported by CRO must obtain all necessary approvals from all applicable authorities that are responsible for the oversight of the conduct of the Study.

1.6 Sponsor shall provide the Study Drug and all materials necessary to create, test, transfer, and deliver the Study Drug and conduct the Study as provided by the applicable protocol (the “Study Materials”) at Sponsor’s expense. Upon termination and/or completion of the Study, all unused Study Drug and Study Materials shall be returned to Sponsor at Sponsor’s expense and/or destroyed at Sponsor’s expense, as directed by Sponsor.

1.7 CRO shall supply the necessary personnel, equipment, and other materials (except as otherwise may be provided herein) to complete the Protocol. CRO shall retain ownership of all such equipment and other materials, unless otherwise designated and agreed by the Parties in writing.

1.8 It is anticipated that the Study will commence on or around July 1, 2016 (the “Start Date”) and it is anticipated that the Study will be completed on or around July 1, 2018 (the “End Date”), unless otherwise terminated in accordance with this Agreement.

1.9 CRO represents and warrants that, to the best of its knowledge, neither it, nor any of its employees or agents performing hereunder, have ever been and/or are currently the subject of a proceeding that could lead to it or such employees or agents becoming debarred or disqualified pursuant to 21 C.F.R. § 312.70. CRO further covenants that if, during the term of this Agreement, it, or it becomes reasonably aware that any of its employees or agents performing hereunder, become or are the subject of a proceeding that could lead to that party becoming debarred or disqualified pursuant to 21 C.F.R. § 312.70, CRO shall notify Sponsor as soon as reasonably possible, and Sponsor shall have the right to immediately terminate this Agreement.

ARTICLE 2 – COSTS AND PAYMENTS

2.1 Sponsor shall provide financial support for the Study in accordance with the approved budget (the “Budget”) set forth in Exhibit B. Such financial support shall not exceed the amount in Exhibit B unless agreed to in advance by both Parties in writing. If, at any point during the course of the Study, the costs and/or expenses of the Study exceed the amounts as contemplated in the Budget, CRO shall submit, in writing, Change Orders and the Parties will negotiate such Change Orders in good faith. Change Orders shall become binding if, and only if, agreed to by both Parties in writing.

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2.2 Sponsor, within thirty (30) days of receipt of invoices from CRO, shall pay CRO in accordance with Exhibit B.

2.3 If a Study Subject discontinues participation in the Study, Sponsor shall reimburse CRO for all non-cancelable obligations and actual expenses incurred in connection with the Subject through the date of the Subject’s withdrawal from the Study. CRO, to the best of its ability, will ensure that Investigators only enroll Study Subjects who meet eligibility criteria and will endeavor to select Study Subjects likely to complete the Study so as to minimize the risk and losses to Sponsor caused by the untimely withdrawal of Study Subjects from the Study.

2.4 Sponsor shall, whenever feasible and unless otherwise instructed by CRO, make payments to CRO via ACH transfer or wire transfer under the following directions:

Broadway Bank

1177 NE Loop 410

San Antonio, TX 78209

ABA/Routing Number - 114021933

Receiving Party - Cancer Insight, LLC

Receiving Account - 4100041547

2.5 When an ACH transfer or wire transfer is not reasonably feasible, Sponsor shall make payments via check and shall make all checks payable to Cancer Insight, LLC and forward them to the following address:

Cancer Insight, LLC

Attn: Accounts Receivable

110 East Houston Street

San Antonio, Texas 78205

2.6 To ensure proper crediting by CRO, documentation supporting each payment shall include the title of the Study and the corresponding invoice identification number.

ARTICLE 3 – INDEPENDENT CONTRACTORS

3.1 Sponsor and CRO are independent contractors, and this Agreement shall not be construed to constitute a partnership or joint venture between or among any of the Parties or make any one Party the agent or employee of any other Party. No Party shall hold itself out contrary to the terms of this provision, and no Party shall become liable for any representation, act, and/or omission of another Party contrary to the terms hereof.

ARTICLE 4 – COMPLIANCE WITH LAW AND ACCEPTED PRACTICE

4.1 The Parties intend to conduct their relationship in compliance with all applicable laws, including, but not limited to, the Medicare/Medicaid Anti-Fraud and Abuse Amendments and the prohibition on physician self-referral. In the event of a change in and/or interpretation of governing law, the Parties shall modify this Agreement and/or their practices to comply with such legal requirements.

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4.2 Investigators and CRO shall perform their respective obligations under the Study in conformance with, as applicable, generally accepted standards of good clinical practice, the applicable protocol, reasonable instructions provided by Sponsor, and all applicable local, state, and federal laws and regulations governing the performance of clinical investigations including, but not limited to, the Federal Food, Drug and Cosmetic Act and regulations of the Food and Drug Administration (the “FDA”).

4.3 CRO will ensure that all records resulting from the Study are retained in accordance with applicable regulatory requirements until at least two (2) years have elapsed since the formal discontinuation of clinical development of the investigational drug. Sponsor shall pay any applicable record storage fees.

4.4 Investigators, through CRO, will keep Sponsor informed regularly of all material communications regarding the Study with any regulatory agencies.

4.5 CRO shall provide, at least thirty (30) days prior, written notice to Sponsor of its intention to re-locate or destroy records resulting from the Study. Upon expiration of such notice period, all such records shall be re-located, returned, and/or destroyed pursuant to the procedure as set forth in the applicable protocol or as directed in writing by Sponsor before the expiration of such notice period.

ARTICLE 5 – MONITORING OF STUDY

5.1 During the term of this Agreement, CRO and Investigators agree to permit representatives of Sponsor and/or the FDA to reasonably examine, upon reasonable prior notice and at a mutually agreeable time during normal business hours, and subject to compliance with rules and regulations applicable to the Study Centers and their Study Subjects:

a.	the facilities where the Study is being conducted;

b.	raw Study data including original patient records, subject to legal restrictions relating to patient confidentiality and the obligations pursuant to Article 6; and

c.	any other relevant information necessary to confirm that the Study is being conducted in conformance with the applicable protocol and in compliance with applicable FDA and Drug Enforcement Administration (the “DEA”) laws and regulations.

5.2 CRO shall notify Sponsor promptly if it becomes aware the FDA or the DEA schedules or, without scheduling, begins an inspection.

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5.3 The Investigators and/or CRO shall notify Sponsor within a reasonable period and in writing, of any severe and life threatening or unexpected severe adverse reaction experienced by any Study Subjects that are, to the best of their knowledge, are a result of participating in the Study.

ARTICLE 6 – CONFIDENTIAL INFORMATION

6.1 “Confidential Information” means any and all information and material which is confidential in nature, proprietary to, and/or is a trade secret of one Party (the “Disclosing Party”) and/or information the Disclosing Party provides regarding third parties, whether or not marked or otherwise identified as “confidential” or “proprietary”, and which is disclosed to or obtained by the other Party (the “Receiving Party”) or its Representatives in connection with this Agreement, whether in written, oral, magnetic, optical, and/or other form. Confidential Information shall include, but is not limited to, the Study Materials, the Study Drug, the applicable protocol, Study results, all applicable and relevant Study data generated by and collected during the Study, and all written information, data, and other materials, including, without limitation, such information recorded on the Study reporting forms, provided by Disclosing Party to the Receiving Party, except any such materials and/or information that:

a.	is now or hereafter becomes part of the public domain through no fault of the Receiving Party;

b.	is known to the Receiving Party without a confidentiality obligation before the Effective Date of this Agreement and can be documented as such;

c.	is obtained by the Receiving Party from a third party ho has no obligation to maintain the materials or information in confidence;

d.	is independently developed by the Receiving Party and can be documented as such;

e.	has been made available by its owner to others without a confidentiality obligation;

f.	relates to potential hazards or cautionary warnings associated with the production, handling, and/or use of the Study Drug; and/or

g.	constitutes an annual report to the FDA.

6.2 Except as provided in Article 8, the Parties shall use the same degree of care as it uses to protect its own Confidential Information, which in no event shall be less than a reasonable standard of care, for a period extending until ten (10) years after termination or expiration of this Agreement, to prevent disclosure and/or unauthorized use of the other Party’s Confidential Information without such Party’s prior written consent.

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6.3 Notwithstanding anything to the contrary contained herein, the Receiving Party and/or Investigators, shall be entitled to:

a.	disclose the Confidential Information of the Disclosing Party as required to be disclosed pursuant to law, regulation, and/or court order, including disclosures in connection with any regulatory approval process, provided that the Receiving Party and/or Investigators shall:

i.	notify the Disclosing Party of any such disclosure requirement as soon as reasonably possible;

ii.	cooperate with the Disclosing Party, at the Disclosing Party’s expense, if the Disclosing Party seeks a protective order or other remedy in respective of any such disclosure; and

iii.	furnish only that portion of the Confidential Information which the Receiving Party and/or Investigators are legally required to disclose

b.	use the Confidential Information of the Disclosing Party to treat Study Subjects participating in the Study.

6.4 Sponsor shall comply with all laws, regulations, and common law relating to Study Subject privacy, patient privacy, and the confidentiality of medical information. Without limiting the foregoing, Sponsor shall keep confidential and shall not use or disclose any “protected health information” as defined in the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 1320d, et seq. and regulations and official guidance promulgated thereunder (collectively, “HIPAA”), except in accordance with the authorization signed by the Study Subject and/or patient, as that term is applicable.

6.5 Sponsor shall not use any information obtained in connection with this Agreement to contact Study Subject and/or patients, as that term is applicable, and/or for marketing purposes.

6.6 Sponsor shall exclusively own all clinical data gathered during the Study to be used by Sponsor for whatever purpose in compliance with applicable privacy laws. Clinical data may be used by the owner of the IND for all regulatory filings required by the FDA or other governmental body.

6.7 Sponsor’s use of de-identified clinical data shall be exempt from the duties of confidentiality imposed by Article 6. Investigators shall have a license to use de-identified clinical data solely to publish such data from the Study Subject to the provisions of this Agreement.

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6.8 Notwithstanding the foregoing and/or any other provision of this Agreement, the Investigators shall have the right to disclose to a Study Subject participating in the Study any information concerning the Study Subject contained in his/her medical records, and the Study Subject shall have the right to use that information for noncommercial purposes.

6.9 HIPAA Authorizations. CRO represents that in the event CRO is a “Covered Entity” under the provisions of HIPAA, it will comply with applicable HIPAA law. CRO acknowledges that Sponsor is not a Covered Entity but may become a “Business Associate,” as defined in HIPAA, of a Covered Entity to the extent that protected health information (“PHI”), as defined in HIPAA, of any subject is transferred to Sponsor pursuant to this Agreement. In the event Sponsor becomes a Business Associate of CRO for the purposes of HIPAA, Sponsor agrees to comply with applicable HIPAA law.

ARTICLE 7 – RECORDS AND REPORTING

7.1 CRO and/or Investigators shall maintain complete, current, and accurate records of the status and progress of the Study, all Study Subject information, and all other applicable and relevant data and information related to the Study, including but not limited to Case Report Forms (“CRFs”), Informed Consent Forms (“ICFs”), Investigators Study notebook, original source documents for Study Subjects, including but not limited to lab reports, hospital charts, pharmacy records, ECGs, x-rays, radiology reports, and biopsy reports, Study Drug disposition forms, and any documents deemed essential documents as defined by ICH Guideline for Good Clinical Practice Section 8 (“Study Documentation”) and shall provide such documents, data, and/or information to Sponsor upon request.

7.2 CRO and/or Investigators shall, with reasonable promptness, complete and allow Sponsor permissible access to CRFs for all Study Subjects and Study Documentation for all Study Subjects, including without limitation all recorded clinical observations. CRO and/or Investigators shall comply with Sponsor’s reasonable instructions regarding the direct data flow process. Upon Sponsor’s reasonable request, CRO and/or Investigators shall correct any CRF errors and/or omissions.

7.3 At Sponsor’s reasonable request, CRO shall advise Sponsor of the status of the Study through regular telephone conversations, written correspondence, and/or meetings, at Sponsor’s expense if meeting location is outside San Antonio, Texas, with Sponsor.

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ARTICLE 8 – PUBLICATION

8.1 General Procedures. Notwithstanding any other provision contained in this Agreement, Principal Investigators shall have the right, at his/her discretion, to publish, in scientific journals, the de-identified clinical data generated from the Study, subject to the Sponsor’s need to protect it’s vital and proprietary information. CRO and/or Principal Investigators shall furnish Sponsor with a copy of any proposed publication of material at least thirty (30) days in advance of submission of the manuscript for the publication date. CRO and/or Principal Investigators acknowledge that Sponsor has a proprietary and vital interest in such data and hereby grants Sponsor the right to review the proposed publication. If Sponsor fails to contact the Principal Investigators with suggested revisions, including, but not limited to, the redaction of any Sponsor Confidential Information or information deemed harmful to the Sponsor within thirty (30) days following receipt of such publication, then Principal Investigators may immediately submit such publication without further obligation to Sponsor regarding its right to review. The Principal Investigators shall give Sponsor the option of receiving acknowledgement in such publications for its sponsorship. If requested in writing by either Party, CRO, Investigators, and/or Sponsor shall withhold such submission for publication an additional sixty (60) days to allow for filing a patent application and/or taking such measures as the requester deems appropriate to establish and preserve its proprietary rights in the information in the manuscript or disclosure. Principal Investigators shall provide to Sponsor a non-exclusive license to any such manuscripts.

8.2 Multi-Center Studies. It is agreed and understood by CRO that this Study may be part of a multi-center study. CRO hereby acknowledges that an independent, joint-publication is anticipated to be authored by investigators in the multi-center study. Therefore, CRO agrees, and shall require Principal Investigators to agree, not to publish or present the results of the Study before the publication of the multi-center investigator paper, but in no event shall CRO or Principal Investigators be so restricted after the expiration of twelve (12) months from the completion of the Study at all Study Centers.

ARTICLE 9 – OWNERSHIP OF MATERIAL, DATA, AND INVENTIONS

9.1 Sponsor shall solely own all right, title, and interest in and to:

a.	all Study Materials, Study Drug, Study documents, Study information, Study programs, and suggestions of every kind and description provided to and/or otherwise communicated to CRO and/or Investigators and/or any other clinical investigator and/or other personnel involved in the Study; and

b.	all clinical data, CRFs, Study documents, and clinical specimens prepared and developed by CRO and/or Investigators and/or any clinical investigator and/or other personnel involved in the Study in connection with the Study or this Agreement whether in any form (collectively, the “Information”).

Information may be used by the owner of the IND for all required regulatory filings required by the FDA or other governmental body.

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9.2 Information, as defined in Section 9.1(b) above, shall be provided to Sponsor upon reasonable request and may be utilized by Sponsor in any way it deems legally appropriate, provided that, subject to Section 9.7 below, CRO and/or Investigator may utilize the Information for their own internal, noncommercial research, educational purposes, Study Subject care, and/or patient care purposes as well as to comply with any applicable law(s) and/or regulation(s). CRO and Investigators acknowledge and agree that they shall not acquire any rights or licenses, expressed or implied, to Sponsor’s Study Drug or any of the Sponsor’s Confidential Information, or any of Sponsor’s present and/or future patents, copyrights, trade secrets, other intellectual property, or clinical data that directly result from the Study.

9.3 CRO and Investigators acknowledge that they are conducting the Study in accordance with the applicable protocol approved by the Sponsor, wherein all provisions of the applicable protocol have been reviewed by Sponsor and/or its agents, and that the Sponsor is sponsoring the conduct of the Study by the Investigators in part, to expand the scope of Sponsor’s intellectual property rights.

9.4 CRO understands and agrees that the underlying rights to the intellectual property that is the subject to this Agreement, including without limitation all intellectual property rights in Sponsor’s drug candidates or products, are owned solely by Sponsor. Neither CRO nor Investigators will acquire any rights of any kind whatsoever with respect to Sponsor’s drug candidates or products as a result of conducting services under this Agreement. All rights to any know-how, trade secrets, developments, discoveries, inventions, and/or improvements, whether patentable or not, conceived or reduced to practice in the performance of work directly conducted as part of the Study (the “Intellectual Property”) by CRO and/or Investigators and/or other personnel, either solely or jointly with employees, agents, consultants, and/or other representatives of the Sponsor will be solely owned by Sponsor.

9.5 For any new Intellectual Property resulting from the conduct of the Study, the inventorship will be determined based on U.S. patent law. CRO will promptly disclose to Sponsor any such Intellectual Property arising under this Agreement that CRO becomes reasonably aware of during the term of this Agreement.

9.6 CRO and/or Investigators and/or other personnel agree to assign and hereby do assign to Sponsor, at no additional compensation, all rights, title, and interest in and to Intellectual Property discovered as a result of participation in the Study and will sign and deliver to Sponsor all writings and do all such things as may be necessary or appropriate to vest in Sponsor all right, title, and interest in and to such Intellectual Property. Sponsor may, in its sole discretion, file and prosecute in its name and at its expense, patent applications on any patentable inventions within the Intellectual Property. Upon request of Sponsor, and at the sole expense of Sponsor, CRO and/or Investigators and/or other personnel will execute and deliver any and all instruments necessary to transfer its ownership of such patent applications to Sponsor and to enable Sponsor to file and prosecute such patent applications in any country.

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9.7 Inventions and technologies owned by, licensed to, or otherwise under the control of either Party as of the Effective Date shall remain the sole and exclusive properties of that Party. Sponsor shall retain all rights, title, and interest in and to any intellectual property made by Sponsor, including its employees and agents, during the Study.

9.8 Except as expressly provided herein, neither Sponsor, Investigators, nor CRO grants or transfers to the other or to any other party by operation of this Agreement, by implication, estoppel, or otherwise, any right or license to any patent, copyright, trade secret, or other proprietary right of any party.

ARTICLE 10 – PUBLICITY

10.1 Except as provided in Article 8, the prior written permissions of CRO or Sponsor, as applicable, shall be obtained from the other Party before each time CRO or Sponsor, as applicable, desires to mention or otherwise use the name, trademark, service mark, trade name, symbol, and/or other identifying marks of the other Party in any form of advertising and/or publicity material and/or in making any form of representation and/or statement in connection with the services and/or Study that could be construed to constitute an express and/or implied endorsement by the other Party of any commercial product and/or service. This prohibition shall not apply to documents filed with or disclosure required by governmental and/or regulatory bodies, provided, however, the disclosing Party must provide the other Party with advance written notice of such disclosure.

10.2 Sponsor agrees that its use of the name, symbols, and/or marks of CRO and/or names of CRO’s employees, agents, contractors, and/or subcontractors shall be limited to identification of CRO as participants in the Study, provided that such use does not imply endorsement of Sponsor or of any Sponsor product or service by CRO and/or Investigators.

10.3 CRO agrees that its use of the name, symbol, and/or marks of Sponsor and/or names of Sponsor’s employees, agents, contractors, and/or subcontractors shall be limited to identification of Sponsor as participants in the Study, provided that such use does not imply endorsement of CRO or of any CRO product or service by Sponsor or Investigators

10.4 Investigators’ name and statements pertaining to the Study Drug and performance thereof may be used by Sponsor to the extent each such Investigator agrees to such use.

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ARTICLE 11 – HUMAN SUBJECTS

11.1 The Parties agree that the applicable protocol must be approved by the Institutional Review Board (“IRB”) at the applicable Study Center before it becomes effective at that Study Center and/or before the Study commences at that applicable Study Center. CRO and/or Investigators shall obtain from each of the Study Subjects written informed consent in compliance with 21 C.F.R. 50.20 through 50.27 in the form attached hereto as Exhibit C. The Parties acknowledge and agree that any modifications or revisions to the informed consent form shall require the review and approval of the applicable IRB.

ARTICLE 12 – INDEMNIFICATION

12.1 Sponsor agrees to indemnify, defend, and hold harmless CRO and their respective employees, officers, directors, agents, contractors, subcontractors, the Investigators, and other qualified personnel working in the performance of the Study (collectively, “CRO Indemnitiees”) from and against any and all claims, causes of action, investigations, suits, liability, losses, damages, and costs, including attorney fees and court costs, (each a “Claim”) that are based on or related in any way to:

a.	assertions and/or Claims of personal injury, death, and/or property damage sustained by Study Subjects in connection with participation in the Study, Study Drug, Study Materials, and/or applicable protocol;

b.	assertions and/or Claims of product or other liability, strict or otherwise, related to Study Drug and/or Study Materials;

c.	assertions and/or Claims of intellectual property infringement arising out of or related to use of Study Drug, Study Materials, and/or the applicable protocol as otherwise permitted in this Agreement;

d.	assertions and/or Claims of the negligence, recklessness, and/or intentional misconduct of Sponsor; and/or

e.	any breach of this Agreement or violation of law by Sponsor.

Sponsor will pay all such damages and costs of CRO Indemnitees, including all of their expenses and reasonable attorney fees incurred in connection with all such Claims without regard to whether such Claims, causes of action, investigations, and/or suits are rightfully or wrongfully brought and without regard to any determination of liability.

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12.2 Sponsor’s obligation to indemnify under this Article 12 shall not extend to:

a.	a failure by an Investigator to substantially adhere to the terms of the applicable protocol, including amendments thereto, but excluding deviations from the terms of the applicable protocol that arise out of medical necessity and/or excluding deviations from the terms of the applicable protocol that arise out of express instruction from Sponsor;

b.	a failure by an Investigator to comply with applicable FDA or other governmental requirements;

c.	a failure by an Investigator to use generally accepted medical standards to administer the Study Drug and/or abide by express Study procedures according to the applicable protocol; and/or

d.	the negligence, recklessness, and/or intentional misconduct of an Investigator and/or a Study Center.

12.3 CRO agrees to indemnify, defend, and hold harmless Sponsor and their employees, officers, directors, and/or agents in the performance of the Study (collectively, “Sponsor Indemnitiees”) from and against any claims, causes of action, investigations, suits, liability, damage(s), and costs, including attorney fees and court costs, (each a “Claim”) that are based on or related in any way to:

a.	a failure, which becomes reasonably known to CRO and CRO fails to take reasonable steps to cure such failure, by Investigators to substantially adhere to the terms of the applicable protocol, including amendments thereto, but excluding deviations from the terms of the applicable protocol that arise out of medical necessity and/or excluding deviations from the terms of the applicable protocol that arise out of express instruction from Sponsor;

b.	a failure, which becomes reasonably known to CRO and CRO fails to take reasonable steps to cure such failure, by Investigators to comply with applicable FDA or other governmental requirements;

c.	a failure, which becomes reasonably known to CRO and CRO fails to take reasonable steps to cure such failure, by the Investigators to use generally accepted medical standards to administer the Study Drug and/or abide by express Study procedures according to the applicable protocol;

d.	the negligence, recklessness, and/or intentional misconduct of CRO; and/or

e.	any breach of this Agreement or violation of law by CRO.

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CRO will pay all such damages and costs of Sponsor Indemnitees, including all of their expenses and reasonable attorney fees incurred in connection with all such Claims without regard to whether such Claims, causes of action, investigations, or suits are rightfully or wrongfully brought and without regard to any determination of liability.

12.4 CRO’s obligation to indemnify under this Article 12 shall not extend to:

a.	assertions and/or Claims of personal injury, death, and/or property damage sustained by Study Subjects in connection with participation in the Study, Study Drug, Study Materials, and/or applicable protocol;

b.	assertions and/or Claims of product or other liability, strict or otherwise, related to Study Drug and/or Study Materials;

c.	assertions and/or Claims of intellectual property infringement arising out of or related to use of Study Drug, Study Materials, and/or the applicable protocol as otherwise permitted in this Agreement;

d.	assertions and/or Claims of the negligence, recklessness, and/or intentional misconduct of Sponsor; and/or

e.	any breach of this Agreement or violation of law by Sponsor.

12.5 To the extent permitted by applicable federal laws and government regulations, CRO Indemnitiees will provide Sponsor reasonably prompt notice of any Claim for which indemnification will be sought, will cooperate in the investigation and defense of such claim, will permit Sponsor to direct the defense of such Claim, including selecting counsel, and will not settle or compromise such Claim without the Sponsor’s written consent. Subject to the foregoing, each CRO Indemnitee may participate in any such Claims at its/his/her own cost and expense. Sponsor shall not settle a Claim in any manner that admits fault on behalf of the CRO Indemnitee or imposes injunctive relief on the CRO Indemnitee without such CRO Indemnitee’s prior written consent.

12.6 To the extent permitted by applicable federal laws and government regulations, Sponsor will provide Sponsor Indemnitee reasonably prompt notice of any Claim for which indemnification will be sought, will cooperate in the investigation and defense of such Claim, will permit Sponsor Indemnitee to direct the defense of such Claim, including selecting counsel, and will not settle or compromise such Claim without the Sponsor Indemnitee’s written consent. Subject to the foregoing, each Sponsor Indemnitee may participate in any such Claims at its/his/her own cost and expense. CRO shall not settle a Claim in any manner that admits fault on behalf of the Sponsor Indemnitee or imposes injunctive relief on the Sponsor Indemnitee without such Sponsor Indemnitee’s prior written consent.

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12.7 Subject Injury. Sponsor agrees to assume responsibility for the reasonable costs of treatment of any adverse reaction and/or injury to Study Subjects (“Subject Injury”) that results from the Study Drug and/or a procedure required by the applicable protocol conducted during the Study. Sponsor shall not be responsible for Subject Injury that results from:

a.	a deviation from the applicable protocol, but excluding deviations from the terms of the applicable protocol that arise out of medical necessity and/or excluding deviations from the terms of the applicable protocol that arise out of express instruction from Sponsor

b.	the material negligence, recklessness, and/or intentional misconduct of the applicable Study Center and/or the applicable Investigator, including any Study Center personnel, in the performance of the Study; and/or

c.	a pre-existing medical condition, an underlying disease of the Study Subject, and/or treatment that would have been provided to the Study Subject in the ordinary course of care notwithstanding participation in the Study, unless and to the extent such injury or illness was exacerbated by the use of the Study Drug or through non-ordinary course of care procedures required in accordance with the applicable protocol.

12.8 Nothing in this Article 12 shall be construed as limiting any indemnification obligations under any other clause in this Article 12. CRO agrees that it will, to the best of its ability, ensure Study Centers will not seek or accept reimbursement from any insurance or other third party for express costs paid by Sponsor.

12.9 The obligations of this Article 12 shall survive termination and/or suspension of this Agreement.

ARTICLE 13 – INSURANCE

13.1 Each Party shall maintain, at its own expense, an insurance policy and/or an appropriate and adequate program of self-insurance at levels sufficient to support its obligations assumed under this Agreement and the applicable protocol.

13.2 Upon written request, either Party will provide evidence of its insurance policy or self-insurance program reasonably acceptable to the other Party. Either Party will provide the other Party with written notice of material change in its coverage, which would affect such Party’s ability to meet its obligations under this Agreement and/or the applicable protocol. A Party’s inability to meet its insurance obligation constitutes material breach of this Agreement.

13.3 All of the insurance required by this Article 13 shall be carried with insurance carriers with a Best’s Financial Strength Rating of A-VII or higher and shall be primary as respects each Party’s own responsibilities under this Agreement. The limits of any insurance coverage required herein shall not limit the Parties’ liability under Article 12 of this Agreement.

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ARTICLE 14 – TERM AND TERMINATION

14.1 This Agreement commences on the Effective Date and shall continue until the delivery of the final study report, unless terminated earlier as provided herein.

14.2 The Study and this Agreement may be terminated, by written notice, by CRO for material breach of Study obligation(s) and/or this Agreement by Sponsor, which remains uncured thirty (30) days after Sponsor’s receipt of notice of breach. Immediately upon receipt of a notice of termination, Investigators shall stop enrolling Study Subjects into the Study and shall cease conducting protocol-related procedures on Study Subjects already enrolled in the Study, to the extent medically permissible and appropriate. The termination of this Agreement shall not affect the right of CRO to receive any and all compensation earned pursuant to this Agreement prior to the effective date of termination.

14.3 The Study and this Agreement may be terminated, by written notice, by Sponsor for material breach Study obligation(s) and/or this Agreement by CRO, which remains uncured thirty (30) days after CRO’s receipt of notice of breach. It is the Sponsor’s decision as to whether to continue Study enrollment with the Investigators.

14.4 Following termination of this Agreement, CRO will provide to Sponsor, upon written request by Sponsor, an accounting of all Study Subjects, Study Drug(s), Study Materials, Study data, Confidential Information, and CRFs that are part of the Study.

14.5 Notwithstanding the foregoing, in the event the FDA, for any reason, suspends the Study, Sponsor shall have the right to suspend this Agreement immediately upon written notice to CRO. If this Agreement is suspended, each of the Parties shall fulfill all of their respective obligations, which occur prior to the effective date of such suspension. If requested by Sponsor, CRO and Investigators shall immediately return to Sponsor all Study Drug(s), Study Materials, Confidential Information, and other materials and information provided by Sponsor or developed by CRO Investigator during the Study. The suspension of this Agreement shall not affect the right of either Party to seek damages or other relief that it may be entitled to for acts or omissions occurring prior to any suspension. The suspension of this Agreement shall not affect the right of CRO to receive any compensation earned pursuant to this Agreement prior to the effective date of suspension or reasonably incurred to suspend the Study. Each of the Parties agrees, upon written notice, to cooperate in good faith with the other to resume the Study and the responsibilities of each Party under this Agreement, if and when, the suspension ceases and the Study recommences.

14.6 Termination of this Agreement by either Party shall not affect the rights and obligations of the Parties accrued prior to the effective date of termination. The provisions of Articles 2, 6, 7, 8, 9, 10, 12, 13, 15, and 16 shall survive the termination or expiration of this Agreement for any reason.

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ARTICLE 15 – FORCE MAJEURE

15.1 The performance by either Party of any covenant or obligation on its part to be performed hereunder is excused by floods, strikes or other labor disturbances, riots, fires, accidents, wars, acts of terrorism, embargoes, delays of carriers, inability to obtain materials, failure of power or natural resources to supply, acts of government, legal injunctions, governmental restraints, including the FDA or other agencies, or any other act of God or other force majeure preventing such performance whether similar or dissimilar to the foregoing that is beyond the reasonable control of the Party bound by such covenant or obligation, provided, however, that the Party affected will use all reasonable endeavors to eliminate or cure or overcome any such causes and to resume performance of its obligations with all reasonably possible speed.

ARTICLE 16 – MISCELLANEOUS

16.1 Any alteration in or amendment to this Agreement, including its attachments and Exhibits, must be in writing and signed by both Parties prior to such alteration or amendment becoming effective. Any amendments, revisions, and/or alterations to the applicable protocol must also be approved by the applicable IRB(s). If any amendment, revision, and/or alteration to the applicable protocol, the scope of this Agreement as contemplated herein, and/or the scope of the Study as contemplated herein affects the cost and/or expenses of the Study, the Parties shall negotiate in good faith a corresponding change in the Budget, which shall take the form of a Change Order. Such revisions contemplated in this Article 16.1 include, but are not limited to, protocol amendments, requests for additional Study Centers, and alterations to the identified list of Study Centers as contemplated in the Budget.

16.2 All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile, sent by electronic mail, sent by nationally-recognized overnight courier, or sent by registered or certified mail, postage prepaid, return receipt requested, to each of the Parties as they reasonably request. Any such communication shall be deemed to have been given when delivered.

16.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to its conflict of law principles. Venue for any disputes shall be fixed in Bexar County, Texas. All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration. An award of arbitration may be confirmed in a court of competent jurisdiction.

16.4 No waiver, amendment, and/or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties. Failure to enforce any rights under this Agreement shall not be construed as a waiver of such rights. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such term, provision, or condition, or of any other term, provision, or condition of this Agreement.

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16.5 This Agreement, together with its referenced Exhibits and attachments, contains the entire Agreement of the Parties with respect to the subject matter hereof, and supersedes all previous and contemporaneous agreements and understandings, whether oral or written, between the Parties.

16.6 If any provision(s) of this Agreement should be illegal or unenforceable in any respect, the legality and enforceability of the remaining provisions of this Agreement shall not be affected.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth below.

Cancer Insight, LLC		BriaCell Therapeutics Corp.

	/s/ Daniel Hargrove		/s/ Charles Wiseman

Name:	Daniel Hargrove	Name:	Charles Wiseman

Title:	President	Title:	Director

Date:	5/2/2016	Date:	5/2/2016

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EXHIBIT A – PROTOCOL

A copy of the applicable protocol is attached and is hereby incorporated as Exhibit A.

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EXHIBIT B – BUDGET FOR PROTOCOL

A detailed budget is available upon request.

Fee Overview:

Based on the detailed budget, the total cost of the Study is $1,215,000.00, which is for a total of twenty-four (24) Study Subjects enrolling to the Study at two (2) Study Centers.

The total cost of this Study is financially sponsored by Sponsor in the amount of $1,215,000.00. Of this total amount, $32,000.00 per Study Subject for a total of twenty-four (24) Study Subjects is contemplated for CRO expenses, $15,000.00 to $20,000.00 per Study Subject for a total of twenty-four (24) Study Subjects is contemplated for Study Center expenses, and $12,000.00 to $15,000.00 per Study Center for a total of two (2) Study Centers is contemplated for Study Center Startup expenses.

This Study Budget as stated herein is based on certain details as discussed and communicated by both Parties. If, at any point during the course of the Study and the life of this Agreement, the costs and/or expenses of the Study exceed the amounts as contemplated herein, CRO shall submit, in writing, a Change Order(s) to Sponsor and each will negotiate such Change Order(s) in good faith.

Payment Schedule:

Payment shall be made from Sponsor to CRO based on an installment-based payment structure. CRO shall be paid $99,375.00 (the “Installment Payment”) per fiscal quarter for a total of eight (8) fiscal quarters. Upon execution of this Agreement, as defined by the Effective Date, one half of the first Installment Payment shall be due. The remaining portion of that first Installment Payment shall be due on July 1, 2016. Each Installment Payment thereafter shall be due on the first day of the fiscal quarter.

In addition to the Installment Payment, CRO shall be paid $17,500.00 (the “Study Center Payment”) for every Study Subject enrolled to the Study as of the Effective Date and continuing for the life of the Agreement. The Study Center Payments shall be invoiced by CRO to Sponsor and paid by Sponsor as they are incurred by CRO. The Study Center Payments shall be due within thirty (30) days of receipt of invoice. For purposes of this Exhibit B, enrollment of a Study Subject shall be defined as the date of randomization to the Study of that Study Subject.

Invoices may be sent via mail or electronic mail to the appropriate parties. A late fee of 1.5% per month will be assessed for any portion of a month after thirty (30) days of the payment due date.

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EXHIBIT C – INFORMED CONSENT

A copy of the applicable informed consent form is attached and is hereby incorporated as Exhibit C.

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